Exhibit 99.1

For Immediate Release

Contact:

Patrick Pedonti

Chief Financial Officer

Tel: +1-860-298-4738

E-mail: InvestorRelations@sscinc.com

SS&C Completes Full Redemption of 11 3/4% Senior Subordinated Notes and Announces New $125

Million Senior Secured Credit Facility

WINDSOR, CT – December 19, 2011 - SS&C Technologies Holdings, Inc. (NASDAQ: SSNC), a global provider of financial services software and software-enabled services, today announced that effective December 19, 2011, its subsidiary, SS&C Technologies, Inc., had completed the previously announced redemption of all $66,625,000 of the outstanding principal amount of its 11 3/4% Senior Subordinated Notes due 2013.

SS&C Announces New $125 Million Credit Facility

SS&C also announced today that is has established a $125 million senior secured credit facility with Bank of America, N.A. The new credit facility replaces SS&C’s previous senior secured credit facility, which was terminated in connection with the effectiveness of the new facility. Proceeds from the facility will be used for working capital needs and general corporate purposes, which may include the refinancing of existing indebtedness and acquisitions. Proceeds from advances made under the new credit facility at closing were used to repay all amounts outstanding under the previous senior secured facility. The Credit Agreement provides for a $125 million senior secured revolving credit facility to be available on a revolving basis until December 15, 2016 and contains an expansion feature permitting additional revolving or term loan commitments of up to $75 million under certain circumstances. Additional details about the facility will be included on a Form 8-K to be filed with the Securities and Exchange Commission.

About SS&C Technologies

Celebrating its 25th year, SS&C is a global provider of investment and financial software-enabled services and software focused exclusively on the global financial services industry. Founded in 1986, SS&C has its headquarters in Windsor, Connecticut and offices around the world. 5,000 financial services organizations, from the world’s largest to local financial services organizations, manage and account for their investments using SS&C’s products and services. These clients in the aggregate manage over $16 trillion in assets.

Additional information about SS&C (NASDAQ: SSNC) is available at www.ssctech.com.

Follow SS&C on Twitter, Linkedin and Facebook.